Exhibit 99.1

Investor and Media Contact:
Reid Cox
Director of Investor Relations
& Business Development
(209) 926-3417
rcox@pacwest.com

Pac-West Telecomm Announces Financing Agreement

•	Pac-West to issue $40 million floating rate, pay-in-kind senior secured promissory note

•	Note to be accompanied by warrants to acquire 26,666,667 shares of common stock at an exercise price of $1.50 per share

•	Proceeds contemplated to be used to offer to purchase a portion of the outstanding 13 1/2% senior notes due 2009

•	Verizon California commences reciprocal compensation withholding

Stockton, CA – October 20, 2003 – Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers and small and medium-sized enterprises in the western U.S., today announced it has entered into a $40.0 million debt and equity private placement financing with Deutsche Bank, the completion of which is subject to certain conditions.

The financing, which is currently expected to close before year-end, involves the purchase by Deutsche Bank of a floating rate, pay-in-kind senior secured note in the principal amount of $40.0 million, which will mature in 2006 but is extendable for up to an additional 18 months at the option of Deutsche Bank. The note, which will be secured by Pac-West’s assets, will accrue interest at a rate equal to LIBOR plus 50 basis points. In addition, in connection with the financing, Pac-West has agreed to grant Deutsche Bank 3-year warrants to purchase 26,666,667 million shares of Pac-West’s common stock at an exercise price of $1.50 per share. If Deutsche Bank extends the maturity date of the senior secured note, the term of the warrant will be extended to the same date.

It is expected that the net proceeds from the financing will be used, along with a portion of Pac-West’s existing cash, to repurchase and retire, via a cash tender offer at a discount to par, a portion of Pac-West’s 13 1/2% senior notes due 2009. In addition, Pac-West anticipates soliciting consents from holders of its 13 1/2% senior notes to the amendment or waiver of certain provisions of the related indenture. It is a condition to closing the financing that at least a majority of the 13 1/2% senior notes are tendered. Although Pac-West’s expectation as to the amount of senior notes offered for and the offer price made at the time the offer is commenced is preliminary in nature and subject to change, Pac-West currently believes that it will offer approximately $900 plus an early tender premium of $20 for each $1,000 in principal amount of the 13 1/2% senior notes tendered in addition to paying all accrued and unpaid interest on tendered notes.

Closing of the financing is contingent upon, among other things, the receipt by Pac-West of shareholder approval of the issuance of the warrants and the common stock issuable upon exercise of the warrants. In addition, closing of the financing is also contingent upon receipt by Pac-West of the consent of the holders of at least a majority of the outstanding principal amount of the 13 1/2% senior notes to an amendment or waiver of certain provisions of the related indenture to permit the completion of the financing.

Hank Carabelli, Pac-West’s President and CEO, commented, “We are pleased to have attracted the caliber of investor and business partner we have found in Deutsche Bank. We believe that Deutsche Bank recognizes Pac-West’s potential and shares our vision of the future. Furthermore, by agreeing to provide the financing for purposes of purchasing our 13 1/2% senior notes, we believe Deutsche Bank is validating our view that a reduction in the amount of outstanding senior notes will foster our ability to achieve profitability and position us to pursue strategic growth opportunities.”

Pac-West currently anticipates distributing a tender offer document and commencing the offer to purchase its 13 1/2% senior notes later this month. In addition, Pac-West expects to file with the Securities and Exchange Commission before the end of the month a preliminary proxy statement in connection with a special meeting of its shareholders to be held for the purpose of obtaining shareholder approval of the issuance of the warrants and the common stock issuable upon exercise of the warrants.

None of Pac-West, its board of directors, Deutsche Bank, or UBS Securities LLC, Pac-West’s financial advisor, makes any recommendation as to whether holders of the 13 1/2% senior notes should tender or refrain from tendering their notes. This press release does not constitute an offer to purchase any securities. The offer to purchase the 13 1/2% senior notes shall be made only by the tender offer document described above. The securities offered to Deutsche Bank have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or on applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

In addition to the financing, as previously announced, both Verizon California and SBC California have attempted to adopt the Federal Communications Commission’s (FCC) Intercarrier ISP Compensation Order. The FCC Order introduced a series of declining pricing tiers for compensable minutes of reciprocal compensation, at rates starting below those negotiated in Pac-West’s interconnection agreements with both carriers. The lowest pricing tier specified by the order was reached on June 15, 2003, which will remain in effect until such time that a replacement FCC Order may be introduced. Pac-West has experienced line and minutes of use growth partially offsetting competitive and regulatory pricing pressures.

Additionally, the FCC Order introduced artificial growth limits on annual compensable minutes subject to reciprocal compensation based on the composition and balance of traffic between carriers. Pac-West has challenged the legality of this concept, and is currently pursuing an action to have growth limits removed from the FCC Order. Based on Verizon’s interpretation of the growth cap formula, Verizon commenced withholding reciprocal compensation payments to Pac-West during July 2003, and has indicated their intention to withhold any further reciprocal compensation payments for the remainder of 2003. Pac-West believes this is in violation of Pac-West’s interconnection agreement with Verizon.

The impact of lower reciprocal compensation rates and withheld revenues contributed to a 23.9% reduction in the average recognized rate per minute of use in the third quarter of 2003 from the previous quarter, excluding settlement payments. Pac-West is disputing these withheld revenues.

About Pac-West Telecomm, Inc.

Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) is one of the largest competitive local exchange carriers headquartered in California. Pac-West’s network carries over 100 million minutes of voice and data traffic per day, and an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West’s website at www.pacwest.com.

About Deutsche Bank

With roughly € 851 billion in assets and approximately 69,300 employees, Deutsche Bank offers its 13 million clients unparalleled financial services in 76 countries throughout the world. Deutsche Bank competes to be the leading global provider of financial solutions for demanding clients creating exceptional value for its shareholders and people.

Deutsche Bank ranks among the global leaders in corporate banking and securities, transaction banking, asset management, and private wealth management, and has a significant private & business banking franchise in Germany and other selected countries in Continental Europe. (www.deutsche-bank.com)

Forward-Looking Statements

In this press release, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the SEC on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; the possible delisting of our common shares from the Nasdaq SmallCap Market, adverse affects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures.

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